                                   Exhibit (n)

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated February 27, 2008 with respect to the consolidated financial statements of RiverSource Life Insurance Company and to the use of our report dated April 24, 2008 with respect to the financial statements of RiverSource Variable Life Separate Account included in Post-Effective Amendment No. 23 to the Registration Statement (Form N-6, No. 33-62457) which was incorporated by reference in Post-Effective Amendment No.
25 (Form N-6, No. 33-62457) for the registration of the RiverSource Succession Select(R) Variable Life Insurance offered by RiverSource Life Insurance Company.


                                             /s/ Ernst & Young LLP

Minneapolis, Minnesota
September 12, 2008